Coty Inc. Adds Paul S. Michaels to Its Board of Directors

NEW YORK, June 8, 2015 – Coty Inc. (NYSE: COTY) announced today that it has added Paul S. Michaels, former Global President of Mars, Incorporated, to the company’s Board of Directors.

Paul S. Michaels will bring extensive consumer goods experience to Coty. During his time at Mars, he led efforts to strengthen the company’s portfolio of businesses through brand revitalization and product innovation. Paul S. Michaels and his team are credited with achieving record growth by refocusing Mars on its core business, emphasizing operational efficiency and developing a high-performance culture.

“Paul S. Michaels is one of the most highly respected leaders in the consumer goods industry and we are excited to add him to Coty’s board of directors,” said Bart Becht, Chairman and Interim CEO of Coty. “His expertise and creativity in working with global brands will be a tremendous asset to the company as we continue to pursue our strategy returning Coty to profitable growth behind its brand building and efficiency programs.”

Paul S. Michaels began his career at The Procter & Gamble Company and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. This included building and positioning as global leaders Johnson & Johnson health and beauty products such as Band-Aid Brand Adhesive Bandages, REACH Toothbrushes and JOHNSON’s Baby Shampoo, among others.

“I have admired Coty for a number of years and I am looking forward to working with my fellow directors to help guide Coty to its next phase of growth,” said Paul S. Michaels. “I have immense respect for Bart and his colleagues and feel that Coty is poised to enhance its leadership position in the global beauty industry.”

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty's product offerings include such power brands as adidas, Calvin Klein, Chloe, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

For more information

Investor Relations

Kevin Monaco, 212-389-6815

Media

Jessica Baltera, 212-389-7584